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                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

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      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994


      * Although the attached press release is being filed as additional material pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, the filer of this additional material does not believe that this press release constitutes soliciting material.


                    [Union Pacific Corporation Letterhead]

                   UNION PACIFIC ANNOUNCES TENDER OFFER TO
                           ACQUIRE 57% OF SANTA FE

                          -------------------------

                      Seeks to Acquire Santa Fe Pursuant
                        to Negotiated Merger Agreement

                          -------------------------

                     Union Pacific Would Use Voting Trust
                             to Expedite Payment

                           ------------------------

          Bethlehem, PA, November 8, 1994 -- Union Pacific Corporation (NYSE UNP) announced today a proposal to negotiate an acquisition of Santa Fe Pacific Corporation (NYSE: SFX) in a two-step transaction, using a voting trust, in which UP would first purchase approximately 57 percent of SFP's outstanding common shares in a cash tender offer for $17.50 per share. UP would acquire the remaining SFP shares in a merger in which SFP shareholders wold receive, for each SFP share, a fraction of a UP common share having a value of $17.50, based on the closing price of UP common stock on November 8, 1994. UP said it will commence its tender offer shortly.

          Under the UP proposal, SFP shareholders would effectively receive approximately $10.00 per share in cash and $7.50 per share in UP stock, assuming that all SFP shares are tendered in the offer. The proposal values SFP at $3.3 billion.

          UP's proposal provides for the creation of a voting trust, independent of UP, to hold the shares of SFP acquired in the tender offer and merger. The voting trust would allow SFP shareholders to receive immediate payment for their shares in the tender offer and merger following satisfaction of the conditions to such transactions, rather than waiting up to several years for Interstate Commerce Commission approval as in the proposed merger of Burlington Northern Inc. (NYSF BNI) with Santa Fe.

          Dick Davidson, President of Union Pacific Corporation and Chairman and Chief Executive Officer of Union Pacific Railroad Company, in a November 8, 1994 letter to Robert
          D. Krebs, Chairman, President and Chief Executive Officer of Santa Fe Pacific Corporation, said, "Our proposed acquisition, unlike the Burlington Northern Inc. transaction, would not be contingent upon receipt of ICC approval for the acquisition. . . .  Our proposed
          structure would enable your shareholders to receive the entire proposed purchase price in the tender offer and merger following satisfaction of the conditions to those transactions without your shareholders bearing any risk relating to ICC approval of our combination with Santa Fe." Davidson added. "By contrast, the proposed BN transaction provides for a delay of up to several years in payment of any of the purchase price to SFP shareholders and requires your shareholders to bear the entire ICC risk."

          The value of UP's proposal represents a premium of 17.6 percent over the closing price of SFP common stock on November 8, 1994. The proposed price is also superior to the value of SFP's existing transaction with BN based on today's closing prices. Davidson said in his letter to Krebs, "When your shareholders discount BN's purchase price for the delay in payment and the ICC risk of non-consummation of the BN transaction, the premium represented by our proposal is even greater."

          The Company said it will deliver promptly to SFP a merger agreement modeled on the BN merger agreement. UP stated it is prepared, in accordance with the terms of SFP's existing merger agreement with BN, to commence immediate negotiation of a merger agreement with SFP. Both the cash and stock portions of the consideration to be paid in the UP proposal would be taxable to SFP shareholders.

          UP's tender offer will be subject, among other things, to termination of SFP's merger agreement with BN in accordance with the terms of such agreement, negotiation of a mutually satisfactory merger agreement with SFP, the shareholders of SFP not having approved the merger agreement with BN, at least a majority of the SFP shares being validly tendered and not withdrawn prior to expiration of the offer, and the issuance of a favorable ICC staff opinion regarding the terms of the proposed voting trust. Davidson said, "On this separate ICC matter of approval of the voting trust agreement, we are confident that a favorable ICC staff opinion will be forthcoming."

          The proposed merger would also be subject, among other things, to the approval of SFP shareholders. UP's proposal is not subject to a due diligence or financing condition or to approval of UP's shareholders.

          In his letter to Krebs, Davidson said, "You have repeatedly advised UP that if it make[s] a proposal at a fair price and with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for SFP shareholders, your Board 'would consider that proposal in light of its fiduciary duties.' We hereby submit just such a proposal."

          Davidson also advised Krebs that, alternatively, if SFP's Board so prefers, UP would be prepared to proceed with its previous proposal to negotiate a tax-free merger, without the use of a voting trust, in which SFP shareholders would receive UP shares having a value of $20 per SFP share, based on market prices at the time such proposal was made. "The choice is up to your Board," said Davidson. That alternative proposal would value SFP at $3.8 billion, but payment would not occur until after ICC approval of a UP/SFP combination, which would require two years or more.

          Attached is the full text of a letter from UP to Mr.
          Krebs on the proposal.


                         [UNION PACIFIC CORPORATION]

          November 8, 1994

          Mr. Robert D. Krebs
          Chairman, President and CEO
          Santa Fe Pacific Corporation
          1700 East Golf Road
          Schaumburg, IL  60173

          Dear Rob:

          You have repeatedly advised Union Pacific Corporation that if it "make[s] a proposal at a fair price and with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for SFP shareholders," your Board "would consider that proposal in light of its fiduciary duties." We hereby submit just such a proposal. We insist that you and your Board of Directors, consistent with your fiduciary obligations and in accordance with the terms of your existing merger agreement with Burlington Northern Inc., give careful consideration to this proposal. In light of the November 18 date of your shareholders' meeting to consider the BN merger, time is of the essence.

          Using a voting trust, we propose acquiring all shares of Santa Fe Pacific Corporation's common stock in a two-step transaction. First, we would purchase approximately 57 percent of the shares outstanding on a fully diluted basis in a cash tender offer for $17.50 per share. We would then acquire the remaining SFP shares in a merger in which your shareholders would receive, for each SFP share, a fraction of a UP common share having a value of $17.50, based on the closing price of UP common stock on November 8, 1994. The stock portion of the consideration represents a ratio of .354 of a UP share for each SFP share.

          Your shareholders would effectively receive approximately $10.00 per share in cash and $7.50 per share in UP stock, assuming that all SFP shares are tendered in the offer. Both the proposed cash and stock portions of the considerations would be taxable to SFP shareholders.

          The value of our proposed transaction represents a premium of 17.6 percent over the closing price of SFP common stock on November 8, 1994. Based on today's closing prices, the price would also be superior to the value of the BN transaction that has been endorsed by your financial advisors as fair to your shareholders. As discussed below, our price represents a premium to that of the BN transaction, even without factoring in the uncertainty of Interstate Commerce Commission ("ICC") approval of the BN transaction and the delay in payment of the purchase price under that proposal.

          Our proposed acquisition, unlike the BN transaction, would not be contingent upon receipt of ICC approval for the acquisition. At the time we consummated the tender offer and the merger, we would place the shares of SFP common stock purchased by us into a voting trust that would be independent of UP.

          Our proposed structure would enable your shareholders to receive immediate payment of the entire purchase price in the tender offer and merger following satisfaction of the conditions to those transactions, without your shareholders bearing any risk relating to ICC approvals of our combination with SFP. By contrast, the proposed Burlington Northern transaction provides for a delay of up to several years in payment of any of the purchase price to SFP shareholders and requires your shareholders to bear the entire ICC risk.

          When you shareholders discount BN's purchase price for the delay in payment and the ICC risk of non-consummation of the BN transaction, the premium represented by our proposal is even greater.

          We will be commencing our tender offer shortly. We also will be delivering to you promptly a proposed merger agreement modeled on your agreement with BN. UP is prepared, in accordance with the terms of your existing merger agreement with BN, to commence immediate negotiation of our proposed merger agreement.

          Our tender offer will be subject, among other things, to termination of your merger agreement with BN in accordance with the terms of such agreement, negotiation of a mutually satisfactory merger agreement with SFP, the shareholders of SFP not having approved the merger agreement with BN, at least a majority of the SFP shares being validly tendered and not withdrawn prior to expiration of the offer, and the issuance of a favorable ICC staff opinion regarding the terms of our proposed voting trust. On this separate ICC matter of approval of the voting trust agreement, we are confident that a favorable ICC staff opinion will be forthcoming.

          The proposed merger would also be subject, among other things, to the approval of SFP shareholders. Our proposal is not subject to due diligence or financing condition or to approval of UP's shareholders.

          Our willingness to pay your shareholders prior to ICC review and approval of the acquisition reflects our belief that we will be able to obtain ICC approval and our willingness to negotiate acceptable conditions necessary for such approval. We remain ready to discuss with you your concerns relating to ICC approval of the combination of our two companies.

          Please be advised that if your Board would prefer to discuss our previous proposal to negotiate a tax-fee merger, without the use of a voting trust, in which SFP shareholders would receive UP shares having a value of $20 per SFP share based on market prices at the time of such proposal, we remain willing to proceed on that basis. The choice is up to your Board.

          Sincerely,


          Dick Davidson
            President,
               Union Pacific Corporation
            Chairman and CEO,
               Union Pacific Railroad Company

          cc:  Board of Directors
               Santa Fe Pacific Corporation

          Because of fluctuations in the market value of Union Pacific common stock and Burlington Northern Inc. common stock, there can be no assurances as to the actual value that Santa Fe shareholders would receive pursuant to the second-step merger contemplated by the new Union Pacific proposal or pursuant to the Santa Fe/Burlington Northern Inc. merger.

          This announcement is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.